UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.          )
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EXPLANATORY NOTE

On May 23, 2005, AT&T Corp. published the following edition of “AT&T Today”, its in-house electronic newsletter. The newsletter included html links to the materials that immediately follow the newsletter in this filing.

AT&T TODAY

MONDAY, MAY 23, 2005 – Noon EDT

AT&T STOCK WATCH (Friday’s close) *** T 18.97 -.03

AT&T ANNOUNCES ***
AT&T wins $8.5 million contract from ABC Supply
AT&T Government Solutions to continue support for Marine Corps software lab
Survey reports on business continuity plans in Tampa–St. Petersburg

AT&T AND INDUSTRY NEWS ***
AT&T ranks best in dial-up ISP survey [PC World]
Nation needs to take Internet security seriously [Business Las Vegas]
Bells poised to compete with cable for video market [USA Today]
Cellular market cools in Europe, Japan [The Wall Street Journal]

ALSO OF NOTE ***
Reduced prices available on many Lexmark supplies
New AT&T TODAY feature continues to highlight SBC

AT&T ANNOUNCES *** AT&T WINS $8.5 MILLION CONTRACT FROM ABC SUPPLY – AT&T today announced that it has won an $8.5 million networking contract from ABC Supply Company, one of the largest wholesale distributors of roofing and siding materials, tools and supplies in the United States. AT&T will provide an Internet protocol virtual private network (IP VPN) integrating more than 300 ABC Supply locations across the U.S. The solution will streamline processes such as credit card transactions, online product ordering and inventory management, and will allow ABC Supply to expand its online product offerings. AT&T will also host the ABC Supply Web servers at its Chicago-area Internet Data Center (IDC), ensuring around-the-clock access to data stored there and providing business continuity capabilities.

AT&T GOVERNMENT SOLUTIONS TO CONTINUE SUPPORT FOR MARINE CORPS SOFTWARE LAB – AT&T Government Solutions has been awarded a one-year, $1 million renewal task order under the Marine Corps System Command, Commercial Enterprise Omnibus contract to continue to operate a Marine testing lab responsible for transitioning legacy and emerging software applications to the Navy Marine Corps Intranet (NMCI). The Marine Corps Applications and Integration Test Lab is staffed by AT&T Government Solutions engineers who test the functionality of legacy systems — both commercial and government off-the-shelf software – before sending them to a Navy-sponsored lab for deployment in the NMCI. The Marine Corps’ applications testing process helps identify and resolve technical problems before the application is forwarded to the second lab for deployment. AT&T has managed the lab since its inception in March 2004.

SURVEY REPORTS ON BUSINESS CONTINUITY PLANS IN TAMPA–ST. PETERSBURG– As the 2005 hurricane season rolls in, nearly one out of four businesses in the Tampa-St. Petersburg [Fla.] area are not prepared for disasters or believe that preparation is a priority. Even in the face of heavy damage from last year’s hurricanes, 24 percent of companies do not have a business continuity plan in place, according to a report issued today by AT&T and the International Association of Emergency Managers (IAEM). The report found that 78 percent of the ex-

ecutives surveyed see cyber security as an important part of their continuity planning, an encouraging finding given that security breeches are known to be a chief cause of business disruptions. In fact, 99 percent of the companies that include cyber security in their planning have taken actions to protect their data and networks. Nearly a quarter (23 percent) use an outside service provider to manage their network security.

For the complete news release, go to InfoCenter@AT&T, http://infocenter.att.com/, or the AT&T Newsroom at http://www.att.com/news/.

[AT&T TODAY publishes excerpts from selected news items to inform employees about AT&T in the news worldwide. Publication of a news clip is not an endorsement of its viewpoint or accuracy. All news sources are today’s date unless otherwise noted.]

AT&T AND INDUSTRY NEWS *** AT&T RANKS BEST IN DIAL-UP ISP SURVEY – [PC World, online, 6/1.] When we asked more than 6,000 PC World subscribers to rate their Internet service provider (ISP), we got an earful, and a few surprises. We asked readers to rate their ISP’s tech support, reliability, speeds, spam blocking and more, to see which ones deliver the best experience. The PC World readers we surveyed had their favorites: EarthLink cable, Cablevision and Time Warner’s Road Runner service were ranked the best cable ISPs, while Verizon got top honors for DSL (digital subscriber line). AT&T WorldNet was the favorite dial-up provider of our respondents.

NATION NEEDS TO TAKE INTERNET SECURITY SERIOUSLY – [Business Las Vegas, online, 5/22.] There are no businesses that are not — or will not — be affected by the Internet’s continued expansion into personal and business lives around the world. “Five years ago, I predicted that IP (Internet protocol) would eat everything,” said Hossein Eslambolchi, chief technical officer of AT&T. “I am not surprised at all with where we are today.” What does continue to surprise Eslambolchi is that the reliance the world has on Internet-based commerce has been with such indifference when it comes to security. “I believe we as a nation are at risk,” he said. “Most businesses and consumers are not taking security seriously.” Eslambolchi said that while some businesses have been crippled by a worm or virus, it remains possible for experienced hackers to launch an attack capable of bringing all of the Internet to a stop. A major step forward, Eslambolchi said, would be a more unified effort between government and industry to establish standards and share technology. He also pointed to efforts by AT&T to build greater security into the core operational structure of new systems instead of relying on customers — whose technical savvy varies greatly — to manage security on their own.

BELLS POISED TO COMPETE WITH CABLE FOR VIDEO MARKET – [USA Today, online.] Phone and cable companies are using any tool they can — regulatory or political — to gain an edge on the other guy. At stake: the future of the Living Room, which has come to symbolize the long-anticipated convergence of phone, TV and high-speed Internet. The biggest Bells are banking on it. SBC, which plans to buy AT&T, and Verizon, which has a deal to buy MCI, are furiously building fiber-optic networks. Once they’re done, SBC and Verizon say, they’ll be able to deliver a circus of voice, high-speed data and hyper-advanced video products directly to homes. The Bells won’t start launching new TV services until later this year. Why are the Bells so intent on storming the video business? Revenue from local phone service is falling. They need to move quickly to offset those losses. Video, a hand-in-glove fit with fiber-optic technology, is seen as the perfect strategic fix. Unlike with voice products, which are limited mostly to point-to-point calling, the range of potential video products is all but infinite.

CELLULAR MARKET COOLS IN EUROPE, JAPAN – [The Wall Street Journal, online.] Markets for cellphone services in Europe and Japan, where explosive growth spearheaded the wireless revolution in the 1990s, are slowing substantially and in some places contracting — signaling big challenges for large providers and a shake-up for the entire industry. While handset sales are booming thanks to the addition of cameras, music players and fancy software, cellphone voice services are fast becoming a basic commodity distinguished primarily by price. Some providers are introducing new services, such as picture messaging and video downloads, but the revenue they generate is minuscule alongside the vast sums spent on voice calls, and their growth is expected to be slow. In Europe, there has been an influx of so-called no-frills service providers basically run on a model similar to that of low-cost airlines. Even the U.S. market, while still growing, has already become more commoditized, with prices plunging and companies locked in fierce competition for new customers. A marked slowdown in revenue growth could exacerbate the long-running price war in the U.S., where competition has pushed the average per-minute cost of a call down more than 65 percent in the past four years, according to Yankee Group, a consulting firm.

OF INTEREST *** REDUCED PRICES AVAILABLE ON MANY LEXMARK SUPPLIES – As a result of contract negotiations between AT&T and Lexmark, you can now take advantage of special pricing for toner and other Lexmark supplies. To see which Lexmark printer models are supported and/or to place an order via your Procurement Card, go to http://selectpage.lexmark.com/att. Free shipping is also available. This offer applies for business, virtual office and personal use. [Note: This information does not apply to international employees.]

NEW AT&T TODAY FEATURE CONTINUES TO HIGHLIGHT SBC – The ABCs of SBC is a new feature in AT&T TODAY to help you learn more about SBC. We’ll continue to publish one item per week until we’ve covered the basics of SBC’s market footprint, services, structure and culture.

SBC is harnessing the power and the promise of Internet Protocol technology to provide simple, reliable and complete communications and entertainment services to customers. That includes leading the IP transformation, integrating the wireless and wireline experience and competing in the enterprise business market. For an easy-to-read but more thorough understanding of SBC’s own transformation, go to: http://infocenter.att.com/features/docs/sbcFlash/sbc—transformation—att.html to view an animated overview. Click on http://www.sbc.com/Common/files/pdf/SBC—Transformation.pdf for a one-page summary of SBC’s transformation story.

Additional Information

In connection with the proposed transaction, on April 20, 2005, SBC Communications Inc. (“SBC”) filed an amended registration statement (File no.: 333-123283), including a preliminary proxy statement of AT&T Corp., with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the preliminary proxy statement, and other materials (including the definitive proxy statement) when they are available because they contain important information. Investors may obtain free copies of the registration statement and proxy statement, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov/). These documents may also be obtained for free from SBC’s Investor Relations web site (http://www.sbc.com/investor_relations) or by directing a request to

SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (http://www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2005 annual meeting of stockholders, dated March 11, 2005, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T’s preliminary proxy statement included in the registration statement. Additional information regarding the interests of such potential participants will be included in the registration and definitive proxy statement and the other relevant documents filed with the SEC when they become available.

YOUR TURN

QUOTE OF THE DAY – There’s nothing more powerful and empowering than the moment when you accept the fact that you are in control of your own life. Matthew Cossolotto, U.S. author

OUR COMMON BOND
Respect for Individuals * Dedication to Helping Customers *
Highest Standards of Integrity * Innovation * Teamwork

AT&T TODAY is published by AT&T Public Relations. A proprietary publication for AT&T employees, it is not intended for use by external audiences. “Your Turn” section publishes employee letters/views on business issues. The editor reserves the right to select and edit letters for publication, considering only those consistent with Our Common Bond and fostering an inclusive work environment. Opinions expressed in letters do not necessarily reflect the views of AT&T management. E-mail letters to mailto:RM-today@ems.att.com or send by fax to 908-234-8699. Your name, work location (city) and phone must be included.

AT&T TODAY also is available at InfoCenter@AT&T, http://infocenter.att.com/, which carries additional news and information.

The SBC Transformation
“We intend to be the only communications and entertainment provider our customers will ever want.” — Edward Whitacre,
Chairman and CEO
SBC to provide simple, reliable and complete communications and entertainment services to our Communications Inc. is harnessing the power and the promise of Internet Protocol technology customers. To deliver on this promise, the SBC family of companies is transforming itself into the premier provider of next-generation integrated communications through leadership in Internet Protocol, integration of wireless/wireline services and increased competitiveness in the enterprise business market.
Leading the IP Transformation
•Through Project Lightspeed, SBC companies
plan to deploy nearly 40,000 miles of fiber, enabling access to a full range of features and services. Initial roll-out is expected to reach 18 million households by the end of 2007.
·The SBC goal is to deliver bandwidth of
20 — 25 Mbps and offer such exciting services as IP-based television, superhigh- speed Internet access, and Voice-over-IP
(VoIP) service.
·IP television would include innovative features such as high-definition programming, customizable channel lineups, instant channel-changing, video on demand, digital video recording, multimedia interactive program guides and more.
Integrating the Wireless/Wireline
Experience •Wireless is a critical element in the SBC growth strategy, and will be even more so in the future as customers look to new technologies for voice and data communications. ·In partnership with Cingular Wireless, SBC companies are working to give customers seamless communications virtually any- where, anytime and on any device. ·With the acquisition of AT&T Wireless, Cingular has the strongest spectrum position in the United States and a presence in the nation’s top 100 markets. Spectrum enables powerful new services, particularly data services. ·Integrated wireless/wireline services will provide greater mobility and deliver value and simplicity.
Competing in the Enterprise Business Market
Upon regulatory approval, the merger of AT&T and SBC will bring together two companies with complementary strengths, product sets and customer bases. The combined company will evolve into a premier global data and enterprise business services provider.
The company will be stronger, more responsive and more innovative, setting the standard for transition from legacy technologies to advanced, next-generation IP networks and services.
The SBC family of companies will be an energetic new competitor in the enterprise business market with the ability to provide large companies with sophisticated national and global telecom systems, customized and managed to their specifications.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this presentation contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this presentation based on new information or otherwise.
In connection with the proposed transaction, SBC filed a registration statement, including a proxy statement of AT&T Corp., with the Securities and Exchange Commission (the “SEC”) on March 11, 2005 (File No. 333-123283). Investors are urged to read the registration and proxy statement (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration and proxy statement, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Free copies of AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor
Relations, One AT&T Way, Bedminster, New Jersey 07921.
SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2005 annual meeting of stockholders, dated March 11, 2005, and information regarding AT&T Corp.’s directors and executive officers is available in the registration and proxy statement. Additional information regarding the interests of such potential participants is included in the registration and proxy statement and other relevant documents filed with the SEC.